EXHIBIT 4.7
GUARANTY
     This GUARANTY is made as of this 2nd day of July, 2007 by the undersigned (“Guarantor”) to Comerica Bank, as Agent (“Agent”) for and on behalf of the Banks (as defined below).
RECITALS
     A. North Pointe Holdings Corporation, a Michigan corporation (“Borrower”) Agent, and the lending institutions from time to time party thereto (the “Banks”) entered into a Second Amended and Restated Credit Agreement dated as of June 30, 2006 (as amended, restated, supplemented or replaced from time to time, the “Credit Agreement”).
     B. Guarantor desires to see the success of the Borrower and furthermore, Guarantor shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Borrower.
     C. Agent is acting as Agent for the Banks pursuant to Section 11.1 of the Credit Agreement.
     NOW, THEREFORE, as a continuing inducement to Agent and the Banks to enter into and perform their obligations under the Credit Agreement, the Guarantor and Agent agree as follows:
     1. Definitions. Unless otherwise provided herein, all capitalized or other terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term “Banks” as used herein shall include any successors or assigns of the Banks, in accordance with the Credit Agreement.
     2. Guaranty. The Guarantor hereby guarantees to the Banks the due and punctual payment to the Banks when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with:
     (a) the Credit Agreement;
     (b) all other Indebtedness (as defined in the Credit Agreement) of the Borrower under or in connection with the Loan Documents, whether such Indebtedness is now existing or hereafter arising; and

     (c) all extensions, renewals and amendments of or to the Credit Agreement or such other Indebtedness, or any replacements or substitutions therefor;
whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Agent or any Bank) or otherwise, and hereby agrees that if the Borrower shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Credit Agreement or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), it will forthwith pay to the Agent, on behalf of the Banks, an amount equal to any such amount and will pay any and all damages that may be incurred or suffered in consequence thereof by Agent or any of the Banks and all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by Agent in enforcing such covenant, representation or warranty of the Borrower and in enforcing the covenants and agreements of this Guaranty.
     3. Unconditional Character of Guaranty. The obligations of the Guarantor under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof, the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of the Borrower under the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination, whether with or without notice to any of the Guarantors. The Guarantor hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement executed by the Borrower or any of the other Loan Documents, any right to require a proceeding first against Borrower or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of the Borrower, any protest, presentment, notice or demand whatsoever, and the Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 6.8 hereof, upon final payment in full subject to no revocation or rescission of all amounts due and to become due from Borrower, as and to the extent described in Section 2 above, and only to the extent of any such payment, performance and discharge. The Guarantor further covenants that no security now or subsequently held by the Agent or the Banks for the payment of the Indebtedness evidenced by the Notes made by the Borrower under the Credit Agreement, or for the payment of any other Indebtedness of the Borrower to the Agent or the Banks under any Loan Documents, whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of Agent or the Banks in respect of such security (excluding fraud, gross negligence or willful misconduct), shall affect in any manner whatsoever the unconditional obligation of this Guaranty, and that Agent and each of the Banks, in their respective sole discretion and without notice to the Guarantor, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligation of this Guaranty.

     Without limiting the generality of the foregoing, such obligations, and the rights of the Agent to enforce the same on behalf of the Banks, by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Borrower or others, or (ii) any change in the ownership of any of the capital stock or other equity interests of the Borrower or any other party providing collateral for any indebtedness covered by this Guaranty, or any of their respective Affiliates.
     The Guarantor hereby waives to the fullest extent possible under applicable law:
     (a) any defense based upon the doctrine of marshalling of assets or upon an election of remedies by Agent or the Banks, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;
     (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;
     (c) any duty on the part of Agent or any of the Banks to disclose to the Guarantor any facts Agent or the Banks may now or hereafter know about the Borrower regardless of whether Agent or any Bank has reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume or has reason to believe that such facts are unknown to the Guarantor or has a reasonable opportunity to communicate such facts to the Guarantor, since the Guarantor acknowledges that he is fully responsible for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;
     (d) any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which the Guarantor may have or obtain against the Borrower by reason of the existence of this Guaranty, or by reason of the payment by the Guarantor of any Indebtedness or the performance of this Guaranty or of any other Loan Documents; and
     (e) any other event or action (excluding the Guarantor’s compliance with the provisions hereof) that would result in the discharge by operation of law or otherwise of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.
     The Agent and each of the Banks may deal with the Borrower and any security held by them for the obligations of the Borrower (as aforesaid), in the same manner and as freely as if this Guaranty did not exist and Agent shall be entitled, on behalf of Banks, without notice to the Guarantor, among other things, to grant to the Borrower such extension or extensions of time to perform any act or acts as may seem advisable to Agent (on behalf of the Banks) at any time and from time to time, and to permit the Borrower to incur additional indebtedness to Agent, the

Banks, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantor hereunder.
     The Agent may proceed, either in its own name (on behalf of the Banks) or in the name of the Guarantor, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantor. Each and every remedy of the Agent and of the Banks shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.
     No waiver or release shall be deemed to have been made by the Agent or any of the Banks of any of its rights hereunder unless the same shall be in writing and signed by all of the Banks or on behalf of the Banks by the Agent, and any such waiver shall be a waiver or release only with respect to the specific matter involved and shall in no way impair the rights of the Agent or any of the Banks or the obligations of the Guarantor under this Guaranty in any other respect at any other time.
     At the option of the Agent, the Guarantor may be joined in any action or proceeding commenced by the Agent against the Borrower or any of the other parties providing collateral for any indebtedness covered by this Guaranty in connection with or based upon the Credit Agreement or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that the Agent or the Banks first assert, prosecute or exhaust any remedy or claim against the Borrower and/or any other party providing collateral for any Indebtedness covered by this Guaranty.
     As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes and agrees with Agent that, should the amounts referred to in Section 2 of this Guaranty not be recoverable from Guarantor in its capacity as a guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of the Credit Agreement or any of the other Loan Documents being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by Agent and the Banks or any of them at any time, the Guarantor as sole, original and independent obligor, upon demand by Agent, will make payment to Agent of all such amounts, by way of a full indemnity.
     4. Benefit of the Credit. The Guarantor is expecting to derive benefit, directly or indirectly, from the credit extended by the Banks to Borrower.
     5. Collateral for Guaranty. The obligations of the Guarantor under this Guaranty shall be secured by the Pledge Agreement executed and delivered by Guarantor to Agent, pursuant to the Credit Agreement, together with such other Loan Documents as required to be executed and delivered by the Guarantor concurrently with or subsequent to the date hereof, all pursuant to the terms and conditions of the Credit Agreement or any of the other Loan Documents.
     6. Miscellaneous.
          6.1 Governing Law. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan.
          6.2 Severability. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.
          6.3 Notice. All notices and other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on the signature pages hereof or at such other address as may be designated by such party in a notice to the other party that complies as to deliver with the terms of this Section 6.3. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies).
          6.4 Right of Offset. The Guarantor acknowledges the rights of the Agent and of each of the Banks, upon the occurrence and during the continuance of an Event of Default, to offset against the Indebtedness of Guarantor to the Banks under this Guaranty, any amount owing by the Agent or the Banks, or either or any of them to the Guarantor, whether represented by any deposit of the Guarantor with the Agent or any of the Banks or otherwise.
          6.5 Right to Cure. The Guarantor shall have the right to cure any Event of Default under the Credit Agreement or the Loan Documents with respect to obligations of the Borrower thereunder; provided that such cure is effected within the applicable grace period or period for cure, if any, provided under the Credit Agreement; and provided further that such cure can be effected in compliance with the Credit Agreement. Except to the extent of payments of principal, interest and/or other sums actually received by the Agent (or the Banks) pursuant to such cure, the exercise of such right to cure by the Guarantor shall not reduce or otherwise affect the liability of the Guarantor under this Guaranty.
          6.6 Consent to Jurisdiction. The Guarantor and Agent hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty and the

Guarantor and Agent hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. The Guarantor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to the Guarantor at his address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Guarantor in a notice to the other parties that complies as to delivery with the terms of Section 6.3. Nothing in this Section shall affect the right of the Agent to serve process in any other manner permitted by law or limit the right of the Agent to bring any such action or proceeding against the Guarantor or any of his property in the courts of any other jurisdiction. The Guarantor hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.
          6.7 Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement.
          6.8 Release. Upon payment in full of the Indebtedness or the satisfaction by Guarantor of his obligations hereunder and any Loan Documents executed by the Guarantor pursuant to the Credit Agreement thereto, and when Guarantor is no longer subject to any obligation hereunder or thereunder, the Agent shall deliver to the Guarantor, upon written request therefor, (i) a written release of this Guaranty and (ii) appropriate discharges of any Collateral provided by the Guarantor for this Guaranty; provided however that the effectiveness of this Guaranty and such Collateral shall continue or be reinstated, as the case may be, in the event: that any payment received or credit given by the Agent or the Banks, or any of them, is returned, disgorged, rescinded or required to be recontributed to any Person as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or national law of any jurisdiction, including without limitation laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantor as if such returned, disgorged, recontributed or rescinded payment or credit had not been received or given by the Agent or the Banks, and whether or not the Agent or any Bank relied upon such payment or credit or changed its position as a consequence thereof.
          6.9 Joint and Several Obligation, etc. The obligation of each of the Guarantors, if more than one, under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. Agent, on behalf of Banks, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, Agent and the Bank may, without notice to any Guarantors, extend or renew any part or all of any indebtedness of any of the Guarantors, and may permit any of the Guarantors to incur additional indebtedness, without affecting in any manner the unconditional obligation of the remaining Guarantors. Such action shall not affect any right of contribution among the Guarantors.

          6.10 Waiver of Jury Trial. COLLATERAL AGENT AND THE GUARANTOR AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE COLLATERAL AGENT NOR ANY OF THE GUARANTORS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE AGENT OR THE GUARANTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.
          6.11 Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantor, Agent and the Banks that the amount of the Guarantor’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Guarantor’s obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor’s obligations hereunder shall be limited to the largest amount which, after effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor’s obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 6.11, then the amount of such excess shall, from and after the time of payment by the Guarantor, be reimbursed by the Banks upon demand by the Guarantor. The foregoing proviso is intended solely to preserve the rights of the Agent and the Banks hereunder against the Guarantor to the maximum extent permitted by Applicable Insolvency Laws and neither Borrower nor the Guarantor nor any other Person shall have any right or claim under this Section 6.11 that would not otherwise be available under Applicable Insolvency Laws.

     IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of the date set forth above.

GUARANTOR:

WITNESSES:	CAPITAL COLLECTION SERVICES, INC.

By:

Brian J. Roney

	Its:	Chief Financial Officer

	GUARANT	OR’S ADDRESS:

ACCEPTE	D BY:

COMERICA BANK, as Agent, on behalf of the Banks

By:
Mark A. Rafdal

Its:	Vice President